UNITED STATES
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     In connection with the proposed merger among Meadow Valley Corporation (the “Company”) and Phoenix Parent Corp. and Phoenix Merger Sub, Inc., a preliminary proxy statement and other materials were filed by the Company with the Securities and Exchange Commission (the “SEC”) on September 19, 2008. These materials were amended by the Company’s filings with the SEC on October 27, 2008 and on November 10, 2008. THE COMPANY URGES INVESTORS TO READ THE DEFINITIVE PROXY STATEMENT AND THESE OTHER MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE PROPOSED MERGER. Investors will be able to obtain free copies of the definitive proxy statement (when available) as well as other documents filed with the SEC containing information about the Company at www.sec.gov, the SEC’s free internet site. Free copies of the Company’s SEC filings are also available on the Company’s internet site at www.meadowvalley.com. Furthermore, investors may obtain free copies of the Company’s SEC filings by directing such request to the Company Corporation, Attn: Corporate Secretary, 4602 East Thomas Road, Phoenix, Arizona 85018 or by requesting the same via telephone at (602) 437-5400.
     The Company and its executive officers and directors may be deemed, under SEC rules, to be participants in the solicitation of proxies from the Company’s stockholders with respect to the proposed merger. Information regarding the officers and directors of the Company is included in its Annual Report on Form 10-K/A filed with the SEC on April 29, 2008. MORE DETAILED INFORMATION REGARDING THE IDENTITY OF POTENTIAL PARTICIPANTS, AND THEIR DIRECT OR INDIRECT INTERESTS IN THE PROPOSED MERGER, BY SECURITIES HOLDINGS OR OTHERWISE, WILL BE SET FORTH IN THE PROXY STATEMENT AND OTHER MATERIALS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER.
     Certain statements in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business and its proposed acquisition based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including, but not limited to, the following: (1) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement or a change in the terms of the merger agreement, (2) the outcome of any legal proceedings that may be instituted against the Company and others following announcement of the merger agreement, (3) the inability to complete the merger due to the failure to obtain stockholder approval or satisfy other conditions to the closing of the merger, (4) failure of any party to the merger agreement to abide by the terms of that agreement, (5) risks that the proposed transaction, including the uncertainty surrounding the closing of the transaction, will disrupt the current plans and operations of the Company, including as a result of undue distraction of management and personnel retention problems, (6) conflicts of interest that may exist between members of management who will be participating in the ownership of the Company following the closing of the transaction and (7) the amount of the costs, fees, expenses and charges related to the merger, including the impact of any termination fees the Company may incur, which may be substantial. Furthermore, the expectations expressed in forward-looking statements about the Company could materially differ from the actual outcomes because of changes in demand for the Company’s products and services, the timing of new orders and contract awards, the Company’s ability to successfully win contract bids, the impact of competitive products and pricing, excess or shortage of production capacity, bonding capacity and other risks discussed from time to time in the Company’s SEC filings and reports, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2007. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic economic conditions. Such forward-looking statements speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release, except as may be required by law.

THE FOLLOWING IS A TRANSCRIPTION OF THE THIRD QUARTER EARNINGS
CONFERENCE CALL BY MEADOW VALLEY CORPORATION HELD ON
NOVEMBER 12, 2008
CORPORATE PARTICIPANTS
Brad Larson
Meadow Valley — CEO, President
David Doty
Meadow Valley — CFO
CONFERENCE CALL PARTICIPANTS
Robert Wiegand
New Salem Investment Management — Analyst
John Ziegelman
Carpe Diem Capital Management — Analyst
Ted Waggonet
DDJ — Analyst
PRESENTATION
Operator
Ladies and gentlemen, thank you for standing by. Welcome to the Meadow Valley Corporation 2008 third quarter conference call. During the presentation, all participants will be in a listen-only mode. Afterwards, we will conduct a question-and-answer session. (OPERATOR INSTRUCTIONS). As a reminder, this conference is being recorded Wednesday, November 12th, 2008.
I would now like to turn the conference over to Bradley Larson, Chief Executive Officer. Please go ahead, sir.

Brad Larson - Meadow Valley — CEO, President
Thank you, operator, and thank you all for joining Chief Financial Officer David Doty and me for Meadow Valley’s 2008 third quarter results conference call. Please note that this conference call will include forward-looking statements. These statements are based on current expectations, estimates and projections about our business based in part on assumptions made by management. These statements are not guarantees of future performance and actual results may differ materially. A more detailed discussion of these risks and uncertainties is contained in this morning’s press release as well as Meadow Valley’s various filings with the SEC, including our annual report filed on Form 10-K for the year-ended December 31st, 2007, as amended. The statements made during this call are made only as of the date of the call, November 12th, 2008, and we undertake no obligation to update these statements.
For the three months ended September 30th, 2008, total revenue increased 10.8% to $60.8 million compared to $54.9 million for the third quarter of 2007. Construction services revenue increased 24.2% to $44.5 million compared to $35.9 million for the same period last year, driven by the scheduled progress on the higher value of construction projects and backlog at the beginning of this year’s third quarter than last year. Construction material revenue decreased 14% to $16.1 million compared to 18.7 million for last year’s third quarter, the result of continued weakness in residential construction in Meadow Valley’s Phoenix, Arizona, and Las Vegas, Nevada, metropolitan areas. Construction materials testing revenue decreased 33.5% to $0.2 million for this year’s third quarter compared to $0.3 million for the same period last year. Gross margin for the third quarter of 2008 increased to 12.7% compared to 8% for the third quarter of 2007. Construction services gross margin was $7.8 million or 17.4% of construction services revenue compared to $3.3 million or 9.1% of construction services revenue for the same period last year.
Construction services gross margin for this year’s third quarter was positively affected by the settlement announced on September 9th, 2008, of all claims on the completed Gooseberry project. As a result of the settlement, gross margin for this year’s third quarter included net claims proceeds received in excess of the amounts previously recorded as claims receivable of approximately

$2.3 million. If you back that out, construction services gross margin was still a very respectable 12.3%, which reflects the quality of our estimating on those projects and the diligence of our project management personnel. Gross margin in our construction materials business decreased to 0.1 % compared on to 6% for the same period last year primarily due to the decrease in revenue. Net income after minority interest for the third quarter of 2008 increased 107.4% to $2.3 million or $0.43 per diluted share. This compares the net income after minority interest for the third quarter of 2007 of $1.1 million or $0.21 per diluted share.
At September 30th, 2008, Meadow Valley owned 2,645,212 shares for approximately 69% of the outstanding common stock of Ready Mix, Inc. Accordingly Ready Mix Inc.’s operating results are consolidated in Meadow Valley’s financial statements for financial reporting purposes. Now for the nine months ended September 30th, 2008, total revenue increased 14.1% to $178.2 million compared to $156.2 million for the first nine months of 2007. Construction services revenue increased 35.5% to $128.7 million compared to $94.9 million for the same period last year. Construction materials revenue decreased 19.6% to $48.7 million, compared to $60.5 million for the same period last year, and construction materials testing revenue increased 15.3% to $0.9 million compared to $0.7 million for the same period last year. Net income after minority interest for the nine months ended September 30th, 2008, increased 87.2% to $4.7 million or $0.88 per diluted share. This compares to net income after minority interest of $2.5 million or $0.47 per diluted share for the nine months ended September 30th, 2007.
On September 30th, 2008, Meadow Valley reported working capital of $28.5 million including cash, cash equivalents and restricted cash of $42.9 million. At December 31st, 2007, working capital was $23 million including cash, cash equivalents and restricted cash of $28.5 million. Shareholders equity increased to $39.7 million at September 30th, 2008, compared to $34.5 million at December 31st, 2007. The public works sector of the construction industry has continued to hold up pretty well despite the turmoil in the overall economy. We continue to see ample bidding opportunities and as evidenced by our backlog, we continue to win a fair amount of new business, although in the current year we are running below our annual norm in terms of win rate. Construction services backlog at September 30th, 2008, increased 63.4% to $145.1 million compared to backlog of $88.8 million at September 30, 2007. We are fortunate that our current bonding limits of approximately $250 million in total with a single project limit of approximately $100 million allow us to bid on larger projects since larger projects typically attract fewer bidders due to the high bonding requirements. Still it is apparent that competition is becoming increasingly fierce, gauging from the number of bidders as well as evidence that the profit margins are tightening.
Our construction materials business continues to suffer from the weakness in housing in our geographic areas. The outlook for this business remains cloudy. In particular as the President of Ready Mix Inc., Bob Derider mentioned on our Ready Mix Inc. call last hour, the inventory of unsold homes remains high and conditions in the mortgage market remain unsettled. Additionally, we must remain alert to the possibility that scarce credit may affect demand for our Ready Mix products in the nonresidential construction sector, which has held up extraordinarily well so far in this cycle. Accordingly, as we look into the fourth quarter, we will continue to manage our costs closely while we try to take advantage of any opportunities that our operations might afford us to better position Ready Mix Inc. for the future.
As we announced on July 28th, 2008, Meadow Valley has entered into a definitive merger agreement to be acquired by an affiliate of Insight Equity One LP of Dallas Texas. Under the agreement, all of the outstanding shares of Meadow Valley Corporation will be acquired for $11.25 per share in cash. In accordance with the merger agreement, this special committee of Meadow Valley’s Board of Directors with the assistance of its advisors conducted a market test for 45 days by soliciting superior proposals from other parties. The solicitation of proposals resulted in no superior proposals or alternative transactions. The transaction is subject to several closing conditions including the approval of Meadow Valley stockholders. The company filed its preliminary proxy statement on schedule 14A and other materials with the SEC on September 19th, 2008, pursuant to the merger agreement. Following completion of the SEC’s review of these filings the company intends to file a definitive proxy statement and schedule a special meeting of shareholders to consider and vote on the merger agreement. With that, operator, we’re ready for the first question.

QUESTIONS AND ANSWERS
Operator
Thank you. (OPERATOR INSTRUCTIONS). One moment, please, for the first question. our first question comes from the line of Robert Wiegand with New Salem Investment Management. Please proceed with your question.

Robert Wiegand — NewSalem Investment Management — Analyst
Morning, Brad. I guess another great quarter with the services unit. Some questions about the merger transaction. Did you receive any bids at all from any other parties?

Brad Larson — Meadow Valley — CEO, President
I’ll let David go ahead and answer that question. He was like the company spearhead with the special committee, so I’ll defer that question to David.

David Doty — Meadow Valley — CFO
Thank you, Brad. We did receive interest through the solicitation period and we had a few bidders go into supplemental due diligence and — but at the end of the period we did not have any final proposals that the special committee deemed to outweigh the current merger agreement.

Robert Wiegand — NewSalem Investment Management — Analyst
Okay. And are there any special hoops that need to be jumped through for the SEC to actually approve of the proxy and do you have any timeline for that?

David Doty — Meadow Valley — CFO
We are currently working through clearing comments with the commission right now. I don’t — I’m not sure what you mean by special hoops. We are going through those items. I don’t think that there’s anything unusual or something that we would overly be concerned about. We are working through those with the staff right now.

Robert Wiegand — NewSalem Investment Management — Analyst
Okay. And do you still see an end of the year or sometime in December closing for the transaction assuming approval?

David Doty — Meadow Valley — CFO
That’s what we’re working towards. We’re hoping to clear these comments as soon as possible to get our special meeting scheduled.

Robert Wiegand — NewSalem Investment Management — Analyst
Okay. Thank you.

Operator
We have a question from the line of John Ziegelman with Carpe Diem Capital Management. Please proceed with your question.

John Ziegelman — Carpe Diem Capital Management-Analyst
Thank you. Hi, Brad. I missed the beginning of your comments but did read your press release. I have three questions. First in the proxy it’s stated that there’s an EBIT test for both Ready Mix and Meadow. Could you tell us — I probably could calculate this myself if I had the time — could you tell us if the trailing 12 months for each of those entities exceeds the borrow that you need to as question number 1?
Question number 2 is really about process. In this market 45 days for the go shop seems a little tight. Can you give some color or insight why such a short period of time was offered and my third question is like the last questioner stated, you had a great quarter for services. I noted in the first proxy — I haven’t been through the second one yet or the amended one — I noted that there were two sets of management projections and I meant to get the dates down, but the first one was substantially better than the second one. My question to you is why two sets of management projections and the second part of that question is can you reconcile the difference between your trailing 12 month performance and what you projected in the future as that has significant relevance to the value of the company? Thank you.

Brad Larson — Meadow Valley — CEO, President
Okay, John. Thanks for the questions. First question regarding the EBIT targets that are in the agreement, I’ll let David respond to those questions. I’ll also let David respond to the question regarding the 45 day period. Again I’m allowing David to answer these questions because he was the party dealing directly with the special committee, as I pretty much removed myself from that process and lastly, then I’ll able to comment on your question regarding the projection.

David Doty — Meadow Valley — CFO
Thank you, Brad. Both EBIT covenants as of September 30th, both companies are above the bar as you said, John. So we anticipate making those covenants.

John Ziegelman — Carpe Diem Capital Management — Analyst
Great. Can you give us a sense of how much above the bar you are?

David Doty — Meadow Valley — CFO
You know, John, I don’t have the Meadow Valley calculation handy, but I do have the Ready Mix trailing 12 month earnings before interest and taxes amount. As of September 30th is a loss of approximately $2.4 million.

John Ziegelman — Carpe Diem Capital Management — Analyst
Wait. Ready Mix is a loss of 2 point what?

David Doty — Meadow Valley — CFO
$2.4 million. The covenant is a loss of $4 million.

John Ziegelman — Carpe Diem Capital Management — Analyst
Oh, I’m sorry. I must have misread it. I thought it was a positive $4 million, my bad. Okay.

David Doty — Meadow Valley — CFO
And the 45 day question, John, it was negotiated as a part of the agreement. I can assure you the company negotiated for longer, but we settled on 45 days. We felt it was appropriate and with the work that was done during the period, I don’t know that there was anyone else that we could have contacted or that we could have worked in a longer period that would provide any different results.

John Ziegelman — Carpe Diem Capital Management — Analyst
Okay.

David Doty — Meadow Valley — CFO
Okay. Lastly regarding the question on the two sets of projections, the reason — the primary reason that there were two sets of projections, one is you may not know, but we generally within the company perform projections for the coming year in the very end months of the year. So around right now, November, December of 2007 we were preparing projections for 2008 similar to what we’re doing now for 2009. As we progressed into the fiscal year and anyone who has been watching us closely can attest to this, that there were two primary things that accounted for revisions to the projections. One was that Ready Mix Inc’s year was definitely not going to be anything like what it was expected to be and secondly, the amount of new contracts that we were winning at that point in time were certainly less than we had predicted. So we obviously update our margins — or excuse me, our projections based upon the pace at which we win new work and begin to fill the backlog. So those are the two primary reasons for having done the revisions to the projections.

John Ziegelman — Carpe Diem Capital Management — Analyst
May I follow up?

David Doty — Meadow Valley — CFO
Sure.

John Ziegelman — Carpe Diem Capital Management — Analyst
I understand Ready Mix, you probably didn’t bake in what was happening to Ready Mix, you know, at the time those first projections were made, but services has more than offset on the top line the decline and thinking back to past calls and past discussions we’ve had, services at least in the last quarter and I believe the quarter before were ahead of the percentage increase that we thought and I think generally the market thought. So it’s hard to see how a smaller sub that’s down against the bigger sub that’s up would contribute to the degree between the first projection and the second projection and then you need to reconcile winning less contracts to what you’ve actually done now, don’t you, because backlog is up — I don’t know about number of contracts, but backlog is up which I think is more relevant than the number of different projects. Your gross margins are significantly above what you’ve projected and again I understand it was a negotiated process, but the value that this company is worth seems to be more than what Insight is paying and I know we’ve said that we support the transaction and we have our reasons for that, but I’m just trying to understand how these projections came to be in a little more detail and why they’re so significantly different and what you just said to me doesn’t really give me — maybe I’m just not getting it but I’m not understanding why these two things that you just said would have the impact, the significant impact, that they did.

David Doty — Meadow Valley — CFO
Well, it is very easy to sit here in November and say one thing about projections that were made back in April, but when we were in April and we had gone quite a few months of not having won some projects and were constantly pushing revenue of even the construction services business further to the right and by that I mean further later into the year because we hadn’t won a number of projects that we anticipated winning early in the year, it makes one feel less comfortable with their projections and that’s how we felt back in April. Furthermore, you’ll recall that in our business there are significant risks on every single contract and for us to predict in April how some of these projects were going to perform relative to their original estimates, the only basis that we can use that makes sense to us anyway in performing projections is to use the estimated margins on the projects and use those margins as a guide for what the projects will be completed at.
Fortunately for us and again in the call I gave credit to our project management personnel, a number of our projects have are greatly exceeded the original estimates in profit due to some of the things that our project personnel have done on the jobs. These are things that could not have been foreseen in April. So we’re very lucky. We’re very happy that we’re able to state the results that we can today, but can I assure you those types of things could not have been foreseen in April.

John Ziegelman — Carpe Diem Capital Management — Analyst
I understand. Every market out there is in turmoil. So making a projection in the midst of that, I understand how difficult that is, but I guess my follow-up is the following. Now that you have a better view, do you owe the shareholders of Meadow Valley a crack at trying to improve the price because the projections are significant — I mean the actuals and if you were to redo projections, would at least be marginally better, if not significantly better, than what the deal was priced off of?

David Doty — Meadow Valley — CFO
I don’t feel I can even comment on that because there was an extensive negotiating process that the special committee went through with Insight. If you read the history of the transaction, I think you can get a good flavor of the extensive effort that was put forth not to say the least amount about the amount of time that was put forth. I think all of you including us whether I’m wearing my company hat or whether I’m wearing my buyer hat, we were all kind of impatient with the length of time that this whole thing was taking and I think that length of time should be a good indication of just how involved these negotiations were. Because of that involvement it’s beyond me to say whether or not the valuation at that stage of the game was right or wrong. I believe it to be correct and it’s backed up by both the financial advisor for the company as well as the fairness opinion provided by Morgan Joseph which are all independents, so -

John Ziegelman — Carpe Diem Capital Management — Analyst
All right. I’m not going to take up any more time if I want to follow up on that, which I actually do, but I don’t know. Silence might be the better part of valor here. I’ll let other people ask questions.

David Doty — Meadow Valley — CFO
All right. Thanks, John.

Operator
(OPERATOR INSTRUCTIONS) we have a question from the line of [Ted Waggonet with DDJ]. Please proceed with your question.

Ted Waggonet — DDJ — Analyst
Good morning. How are you guys splitting admin expenses right now between the two entities? What’s the method that you’re using?

Brad Larson — Meadow Valley — CEO, President
Oh, the method is pretty clear, but I’ll let David go ahead and respond to that one.

David Doty — Meadow Valley — CFO
Thank you, Brad. They are separate between the companies. There is a special services fee charged through Ready Mix that is eliminated in the consolidation. So that’s not even a factor, but all general and administrative expenses are charged appropriately to each company individually.

Ted Waggonet — DDJ — Analyst
I guess if you could just be a little bit more clear, for instance, clearly Brad occupies time in both entities. I’m not sure how that’s contemplated to continue post this transaction should it go through. What is the net effect on the Ready Mix entity of the change after post merger in admin expenses?

David Doty — Meadow Valley — CFO
The charge to Ready Mix for those types of charges is $22,000 per month, but again in the consolidation those inner-company charges are eliminated.

Ted Waggonet — DDJ — Analyst
You’re talking about on Meadow Valley’s financial statements?

David Doty — Meadow Valley — CFO
Yes, that’s correct.

Ted Waggonet — DDJ — Analyst
Okay. Now in terms of this merger agreement that John referenced earlier on top of, I guess first if you could just discuss any other covenants, conditions, if you will, to close and how you sit with respect to those, that would be helpful.

David Doty — Meadow Valley — CFO
Well, there’s a number of covenants and conditions to close. I wasn’t prepared to go through the list of them. We believe at this time that we will make conditions to close and the covenants as required by the agreement and we believe that we will make those conditions shortly after a meeting is held and we will be able to close the transaction by the end of the year. We realize that —

Ted Waggonet — DDJ — Analyst
Is — go ahead. Sorry.

David Doty — Meadow Valley — CFO
We realize that— I’m sorry. We realize that the timing is such that the meeting might not be scheduled until December. So, that timing is close to the end of the year, but we are working diligently now to make the conditions to close such that we can close as short of time period after the special meeting provided there’s an affirmative vote that we could close relatively quickly after that.

Ted Waggonet — DDJ — Analyst
And in terms of the timeline today is December 31st, is it? In the merger agreement, I’m sorry, the expiration of the offer, if you will, is December 31st?

David Doty — Meadow Valley — CFO
That’s correct.

Ted Waggonet — DDJ — Analyst
And you guys currently contemplate getting SEC approval and having this special meeting obviously before that time. What is the time frame from an affirmative vote to close of the transaction in your best estimate?

David Doty — Meadow Valley — CFO
Well, we would hope that we’d be in a position. We’re working to be in a position that it would be from a couple days to maybe a week. We’d like it and we are planning on it being that close.

Ted Waggonet — DDJ — Analyst
And is Insight contemplating using debt financing for a component of this acquisition?

David Doty — Meadow Valley — CFO
I don’t think that I can comment on what they’ve been contemplating. They’ve commented in the proxy statement and that’s all that I can rely on. I’m not sure.

Ted Waggonet — DDJ — Analyst
I guess from — as a shareholder relying upon Insight’s ability to close this transaction, the merger agreement stated speciously I guess that financing commitments had been received, but that was in a very different time in a very different market for credit financing than we are experiencing today. My question is what are you guys doing to ensure that any funds necessary to close the transaction are, in fact, there?

David Doty — Meadow Valley — CFO
I don’t think that we can do anything to assure that. As I understand it, there isn’t a financing contingency agreement and our expectations are that they will close the transaction accordingly.

Ted Waggonet — DDJ — Analyst
So if they’re not — they are unable to secure debt financing they still must fund somehow given that there’s no financing out?

David Doty — Meadow Valley — CFO
That’s my understanding.

Ted Waggonet — DDJ — Analyst
Okay. I would also encourage, I guess, just to support what John had said on the phone sounded like a good idea. I’d love to get greater clarity on these in a filing instead of on one off shareholder calls. So to the extent that you could provide that, that that would be excellent. That’s all.

Operator
And we have a follow-up question from the line of John Ziegelman with Carpe Diem Capital Management. Please proceed with your question.

John Ziegelman — Carpe Diem Capital Management — Analyst
Brad, I have a new line of questions, so I’m not going to pursue the old one but it does follow up on what the last caller also asked. Back to the envelope if I trying to do sources and uses for the transaction, proxy states that approximately $71 million required. If you look at your balance sheet, you got $42.9 million. We also are — and I’m not sure if that includes the litigation settlement that you just received, but it’s not material. You also have some potential for additional litigation proceeds we’re guessing of one to three million. The proxy does say that Insight will be putting $42 million cap of equity in and then to answer the last question, there was a question the proxy states $29 million will be provided by debt — one of two debt people. If you add all that up, you have significantly more than $71 million.
So I have a couple of questions. Number 1, will Insight — will they have the ability — I know you don’t know what they will do, but are they stopped or able to upstream some of the $42 million in cash in the form of a dividend, therefore, either reducing the requirement for $29 million of debt or just dividending themselves so their IRR looks good? Secondly, you had said and I hate to draw back to this time, but when we were pretty upset over the private placement that you had done, you and I had a conversation about all the different alternatives to get liquidity and the statement that I believe you made to me was you really couldn’t use debt because it would negatively affect your bonding capacity. So we have a circular problem here. Will the debt financing of $29 million impact kind of prospectively, your bonding capacity and why is this deal so overcapitalized in effect when you’re looking at the balance sheet and standing here as a shareholder, you’re looking at a very low multiple on projections that you have admitted if were done today are light and that this transaction looks like it could be pretty fully funded by the cash on the balance sheet?

David Doty — Meadow Valley — CFO
Okay. Let me take the first question. Will Insight be stopped from dividends? Of course, once they own the company, what they do with the cash will be their call.

John Ziegelman — Carpe Diem Capital Management-Analyst
I know that and again, I wasn’t asking you to guess what they would do. You guys had done your diligence on them. You have seen and we have not the full commitment letters and everything there. In that — in those documents would be spelled out those abilities. Lenders typically don’t like to have sponsors take capital out. So I would assume there isn’t, but I would like a confirmation of that.

David Doty — Meadow Valley — CFO
Well, what you assume is correct. Insight knows this business through their due diligence. They know it as well as we do, I believe, and they know that in order to maintain bonding capacity which has been the primary key for the private placement and for retaining cash and everything else is to keep our working capital at such a level that it provides us the bonding capacity that we have are in order to bid the jobs that we want to bid and you may have noticed that we announced today a significant increase in the single project limit. So that is all critical to this business moving forward and so I would find it highly unlikely that Insight would do anything different than what management has been doing in terms of trying to maintain the engine of this company fine tuned and that engine is bonding capacity and so working capital is key to that. So I would — that’s how I would respond to question number 1. With regards to question number 2, in terms of we couldn’t use debt, of course, in this transaction not only are they putting up debt, but they’re also putting up a significant amount of equity and that is another component that is making the bonding company feel comfortable enough that this transaction will still meet the parameters that need to be met in order for us to continue to pursue the type of work that we want to do moving forward.

John Ziegelman — Carpe Diem Capital Management — Analyst
So I’m a little unclear. Are you saying that their loan documents do prohibit them from upstreaming capital?

David Doty — Meadow Valley — CFO
Well, again I can’t even comment on the loan documents. I haven’t seen them. Even if I had seen them, you know, we’re — what we disclosed is what is essential to be disclosed, but the only assurance that I can give to you and the assurance that I’ve been given is that this business runs on bonding capacity and nothing that can be done in terms of its financial structure, its capital structure, its level of debt can be done — anything that is done to harm bonding capacity is a step backward and that would make no sense for us as management or the private equity company going forward to do anything that would be detrimental to bonding capacity.

John Ziegelman — Carpe Diem Capital Management — Analyst
All right. I’m not sure you answered my question, but I’ll yield.

David Doty — Meadow Valley — CFO
Okay. I’m sorry I didn’t answer it.

Operator
And we have a follow-up question from the line of Ted Waggonet with DDJ. Please proceed with your question.

Ted Waggonet — DDJ — Analyst
Did the special committee negotiate a maximum working capital amount such that, you know, what looks like to be above normal cash balances today will not all accrue to the buying entity?

David Doty — Meadow Valley — CFO
That was not part of the agreement.

Ted Waggonet — DDJ — Analyst
And why, given what looked like — I’m sure you guys had better insight as to these settlements that have been recently announced. Why was that not the case?

David Doty — Meadow Valley — CFO
The ongoing cash balance of the company have always been used in its working capital computation as it relates to bonding and that has never been contemplated. That’s always been our primary intention and use for cash and working capital.

Ted Waggonet — DDJ — Analyst
I guess put another way is, there a minimum required working capital number in the transaction documents?

David Doty — Meadow Valley — CFO
I don’t believe that there is a minimum working capital covenant. I would need to review the agreement to validate that, but I don’t believe there is.

Ted Waggonet — DDJ — Analyst
So essentially then the company could dividend out all its cash to shareholders before this deal closes?

David Doty — Meadow Valley — CFO
I don’t believe that can happen.

Ted Waggonet — DDJ — Analyst
So then —

David Doty — Meadow Valley — CFO
I don’t believe the agreement allows a dividend.

Ted Waggonet — DDJ — Analyst
I guess I’m unclear. I mean if there’s no minimum working capital required by the transaction documents, why wouldn’t the company and shareholder seek to maximize value by removing excess working capital from the entity preclosing of these transaction documents?

David Doty — Meadow Valley — CFO
Well, first of all, I don’t think there’s anything that you would consider to be called excess working capital. Working capital as I commented earlier at December 31st was about $25 million. Today we’re sitting with working capital I think at around $28 million. So while working capital has increased and it appears I think when you look at the balance sheet and you see that massive cash amount of $43 million, you’re thinking wow, there’s all this excess stuff sitting up there, but in terms of working capital, we’ve not increased working capital materially more than we were sitting at at December 31st and remember, that working capital is what is contributing to the increased bonding capacity which we hope will result in capturing more work. Without it we can’t even bid on the work.

Ted Waggonet — DDJ — Analyst
What was the minimum bonding capacity required by the transaction documents?

David Doty — Meadow Valley — CFO
$250 million aggregate program and I think it was $75 million as a single project limit.

Ted Waggonet — DDJ — Analyst
And I’m sorry, 75 as a single project limit?

David Doty — Meadow Valley — CFO
Yes.

Ted Waggonet — DDJ — Analyst
And today you announced that your capacity had gone to what and what respect it respectively, aggregate and single?

David Doty — Meadow Valley — CFO
Excuse me. Let me backtrack. The agreement says $200 million aggregate program, $75 million single project. Today we’re sitting at $250 million total and $100 million single project.

Ted Waggonet — DDJ — Analyst
And so with these increases above that which is required by the agreement, don’t you think that there’s an argument to be made that work capital can be brought down to the bonding capacity limits set forth in the agreement so that shareholders who are selling this can benefit from that?

David Doty — Meadow Valley — CFO
No. Because I think that those bonding limits that were set in the agreement were set low enough so that the covenant would not run the risk of being violated. We would not have wanted to establish such high bonding limits as a covenant and run the risk of scuttling the transaction.

Ted Waggonet — DDJ — Analyst
And just out of curiosity —

David Doty — Meadow Valley — CFO
There’s fees involved if that happens.

Ted Waggonet — DDJ — Analyst
And what was the working capital amount last year in the September quarter? I’m positive I don’t have my balance sheets in front of me.

David Doty — Meadow Valley — CFO
And I don’t have that in front of me either.

Ted Waggonet — DDJ — Analyst
But you contend that it is probably around the same levels that it is today?

David Doty — Meadow Valley — CFO
No. It’s probably close to where it was at December 31st of last year, which we said was —

Ted Waggonet — DDJ — Analyst
About $25 million.

David Doty — Meadow Valley — CFO
$23 million, yeah.

Ted Waggonet — DDJ — Analyst
Okay. So there’s—you guys have about $5 million more of working capital today than you did at December year-end?

David Doty — Meadow Valley — CFO
Right.

Ted Waggonet — DDJ — Analyst
Okay. And just as one last question, you mentioned the cash balances of $40 million and change. What was the offset in the liability section to make your working capital net out to the 28?

David Doty — Meadow Valley — CFO
Well, the biggest offsets were the billings in excess of costs which represented about $6 million then accounts payable went up by about $3 million.

Ted Waggonet — DDJ — Analyst
And can you refresh me how billings in excess of costs work through your statements?

David Doty — Meadow Valley — CFO
Usually those Billings in excess of costs are created when depending on how the project is scheduled to be billed and typically we’re — often we’re fortunate on some jobs to where we are able to generate cash revenue on a job faster than we are expending cash costs and so oftentimes these excess billings that show up in the current liabilities are just costs that we’ve not yet incurred. We’ve collected the money — or we’ve billed it but we’ve not yet incurred the costs. So that’s why it’s a liability because it’s anticipated that we will be spending that money as the projects get further into their completion.

Ted Waggonet — DDJ — Analyst
Fair enough. Thank you.

David Doty — Meadow Valley — CFO
Okay.

Operator
And we have a follow-up question from the line of John Ziegelman with Carpe Diem Investment Management. Please proceed with your question.

John Ziegelman — Carpe Diem Capital Management — Analyst
Hi, sorry. I guess this is more of a statement than a question, but it looks to me there’s good news/bad news here on the working capital issue. Again if you’d take what was in the proxy and on your balance sheet that was just disclosed, you’ve got about 44 — 42 to $45 million of excess sources of capital over the $71 million required which means either the $29 million of debt financing if it was to go away theoretically these guys could close the deal anyway and albeit with a little less working capital but to the last caller’s point, it’s odds to me that the excess is almost exactly the $42 million that Insight is putting into the deal and not only are they getting a what looks like to us, somewhere around three or less EBITDA multiple on the construction business, they are putting up 42 million which is offset by $42 million of cash in the company. So from my perspective these guys are most definitely going to want to close this deal. And again that was a statement, so there’s no need for a reply.

David Doty — Meadow Valley — CFO
There will not be one. The only thing I would say is I’ll make a statement on this end. I think it is dangerous for anyone to disregard the current liabilities. Fortunately where we find ourselves in the cycle of work it has boosted cash balances, but, gentlemen, this $17 million in excess and billings in excess of cost which is what they say they are, they’re costs. I mean they’re coming.

Operator
And there are no further questions at this time. I’ll turn the call back over to you.

Brad Larson — Meadow Valley — CEO, President
Thank you, operator, and thank everyone for joining us. We appreciate your questions, your interest and we look forward to hopefully here in the very near term providing you with final disclosure documents in the form of the definitive proxy and we will hopefully see or hear from you sometime between now and when we hold the special shareholders meeting. Thank you very much.

Operator
Ladies and gentlemen, that does conclude the conference call for today. We thank you for your participation and ask that you please disconnect your line.